Exhibit 99(3)

2006 Fourth Quarter Earnings Conference Call

In the fourth quarter of 2006, production of 366 thousand barrels of oil equivalent per day was up 16% versus the fourth quarter of 2005. Two new Hess-operated fields, Okume Complex and Phu Horm, started up ahead of schedule and on budget. In the Gulf of Mexico we drilled and cored a successful appraisal well to our Pony discovery and we announced the acquisition of a 28% interest in the Genghis Khan Field, which is the western portion of the large Shenzi development in which we also have a 28% interest.

Overall, 2006 was a year of strong operational performance for Exploration & Production. We produced 359 thousand barrels of oil equivalent per day, up 7% from 2005. More importantly, we replaced about 230% of production with new proved reserves of 310 million barrels of oil equivalent. Reserves growth year-on-year was 14%, resulting in year-end 2006 proved reserves of 1.24 billion barrels of oil equivalent and a reserve life of 9.3 years. Over the past three years we have replaced 162% of production at an average FD&A cost of about $12.50 per barrel of oil equivalent.

During 2006 we continued to actively high grade our asset portfolio by selling non-core properties in the Permian and US Gulf Coast, and by entering the West Med block offshore Egypt and re-entering Libya.

In 2007 we expect production to be in the range of 370-380 thousand barrels of oil equivalent per day net of planned asset sales, within our 3-5% per annum growth initiative. Okume Complex production will step up through the year with the addition of some five new wells per quarter, achieving plateau production in early 2008. In the second quarter of 2007 we will start gas production from Ujung Pangkah in Indonesia and in the third quarter we expect to start production from Genghis Khan. Gas production from the JDA fields will also increase in the second half of 2007 with the addition of some 200 million cubic feet per day gross of early Phase 2 gas to the current Phase 1 volumes of 350 million cubic feet per day. Full production from Phase II is scheduled for first quarter 2008.

In 2007 our drilling activity in the Gulf of Mexico will focus on the development and appraisal of our three Miocene discoveries in the Green Canyon & Mississippi Canyon areas. Development drilling will continue on Shenzi and on Genghis Khan while appraisal drilling is underway at both Pony and Tubular Bells.

2006 was certainly a year of high activity and significant execution. 2007 promises to be just as active.

Now I will hand the call over to John Rielly.

Forward Looking Statements
Certain statements in this release may constitute "forward-looking statements" within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, uncertainties inherent in the measurement and interpretation of geological, geophysical and other technical data.